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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                 SHILOH INDUSTRIES TO SELL SHAFER VALVE COMPANY
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         MANSFIELD, Ohio, May 22, 1996 -- Shiloh Industries, Inc. (Nasdaq-NNM:
SHLO) announced today that it has entered into an agreement to sell the stock of its Shafer Valve Company subsidiary to Bettis Corporation for $13.2 million. The transaction is expected to be finalized on or about June 30, 1996, subject to governmental approval.
         "The sale of Shafer Valve is consistent with Shiloh's strategic objective to concentrate on our core steel processing business," said Robert L. Grissinger, President and Chief Financial Officer. "This divestiture will allow management to focus its energies and the company's financial resources on other activities to achieve greater value creation for our shareholders."
         Purchased by Shiloh in May 1992, Shafer manufactures valve actuators primarily for the oil and gas industries. The subsidiary has its headquarters and a manufacturing facility in Mansfield, Ohio, another manufacturing facility in Orrville, Ohio, and a sales office in Houston, Texas. Shafer Valve employs 135 and contributed about $16.5 million to Shiloh's total revenues of $228.8 million.
         Bettis Corporation, based in Waller, Texas, manufactures valve actuators and control systems used worldwide for the automation of valves in numerous energy and industrial markets. Its common stock trades on the Nasdaq National Market under the symbol BETT.
         Based in Mansfield, Ohio, Shiloh Industries is a premier supplier of high quality steel blanks, stampings and processed steel to automotive, appliance and other industrial manufacturers. The company operates seven facilities in Ohio and employs about 1,100 employees.


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CONTACT:       Rodger Loesch, Chief Financial Officer and Treasurer
               Shiloh Industries, Inc.     (419) 525-2315